EXHIBIT 15

May 7, 2007

ANSYS, Inc.

275 Technology Drive

Canonsburg, PA 15317

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of ANSYS, Inc. and subsidiaries (the “Company”) for the periods ended March 31, 2007 and 2006 as indicated in our report dated May 7, 2007 (which review report includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in Registration Statement Nos. 333-137274, 333-110728, 333-69506, and 333-08613 on Forms S-8 and Registration Statement No. 333-136332 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania